CSW Industrials Reports Record Fiscal 2024 Fourth Quarter and Full Year Results

DALLAS, May 23, 2024 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2024 fourth quarter and full year periods ended March 31, 2024.

Fiscal 2024 Fourth Quarter Highlights (comparisons to fiscal 2023 fourth quarter)

•Total revenue increased 7.8% to $210.9 million, driven by organic growth of 6.0%
•Net income attributable to CSWI increased 17.4% to $31.8 million, compared to $27.1 million
•Earnings per diluted share (EPS) increased 16.9% to $2.04, compared to $1.74
•EBITDA grew 13.0% to $55.8 million, including margin expansion of 130 bps to 26.5%
•Maintained balance sheet strength and strong cash flows, resulting in a leverage ratio (Debt to EBITDA), in accordance with our credit facility, of approximately 0.73x

Fiscal 2024 Full Year Highlights (comparisons to fiscal 2023 full year)

•Total revenue increased 4.6% to $792.8 million, of which 3.2%, or $23.9 million was organic growth, and $11.0 million was inorganic growth from acquisitions
•Net income attributable to CSWI increased to $101.6 million, or $109.1 million adjusted to exclude the disclosed fiscal third quarter release of a tax indemnification asset related to the TRUaire acquisition, compared to $96.4 million; adjusted net income increased 13.2%
•EPS improved to $6.52, or $7.01 adjusted, compared to $6.20; adjusted EPS grew 12.9%
•Adjusted EBITDA increased 14.9% to $200.0 million, including margin expansion of 220 bps to 25.2%
•Cash flow from operations of $164.3 million, compared to $121.5 million, an increase of 35.3%
•Invested $32.7 million in acquisitions and $16.6 million in organic capital expenditures, while returning total cash of $22.3 million to shareholders through share repurchases of $10.5 million and dividends of $11.8 million

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am very pleased with our record financial results in fiscal 2024, driven by organic growth that outpaced our markets and enhanced by strategic acquisitions. Our record revenue combined with our ability to leverage expenses has driven record profitability, resulting in best-in-class margins and record free cash flow. As we enter into fiscal 2025, we expect consolidated revenue growth similar to fiscal year 2024, while maintaining our strong margin profile."

Armes continued, "I am especially proud of CSWI's long-term track record, which is driven by our distinctive employee-centric culture. Aligning the interests of our workforce and our shareholders is crucial to our success, which is why our team members own over 5% of CSWI's stock, including our Employee Stock Ownership Plan."

Fiscal 2024 Fourth Quarter Consolidated Results

Fiscal fourth quarter revenue was $210.9 million, a $15.2 million or 7.8% increase over the prior year period. Total revenue growth included $11.6 million of organic growth (6.0% of the total 7.8% growth), with the remainder contributed by the Dust Free acquisition. In the current quarter, volume growth drove most of the revenue growth across all segments, while pricing initiatives and acquisition revenue contributed as well.

Gross profit in the fiscal fourth quarter was $93.6 million, representing 9.7% growth over $85.3 million in the prior year period. Gross profit margin expanded 80 bps to 44.4%, compared to 43.6% in the prior year period. The gross profit margin increase was primarily a result of pricing initiatives.

Operating expenses as a percentage of revenue were 23.4% in the current period, compared to the prior year period of 23.3%. Operating expenses were $49.3 million in the current year period, compared to $45.6 million in the prior year period as we made investments for future growth.

Operating income in the current period was $44.3 million, compared to $39.8 million in the prior year period. Operating income as a percent of revenue was 21.0% in fiscal 2024 fourth quarter, compared to 20.3% in the prior year period. The 70 bps improvement in operating income margin was a result of the previously mentioned improvement in the gross profit margin while holding operating expenses flat.

Net income attributable to CSWI (net of non-controlling interest in the joint venture) increased 17.4% to $31.8 million, compared to the prior year period of $27.1 million, and EPS increased 16.9% to $2.04, compared to $1.74 in the prior year period.

Fiscal 2024 fourth quarter EBITDA increased 13.0% to $55.8 million, up from $49.4 million in the prior year period. EBITDA margin expanded 130 bps to 26.5%, compared to 25.2% in the prior year period, as revenue growth outpaced incremental expenses.

During the fiscal fourth quarter, our revolver debt balance increased $13.0 million, as we borrowed from the existing revolver to fund the Dust Free acquisition. The resulting leverage ratio for the Company (Debt to EBITDA), in accordance with our credit facility, was 0.73x.

Following quarter-end, the Company announced a 10.5% increase in its quarterly cash dividend, to $0.21 per share. This dividend, which was paid on May 10, 2024, to shareholders of record on April 26, 2024, was the twenty-first consecutive regular quarterly cash dividend.

The Company’s effective tax rate for the fiscal fourth quarter was 23.8%.

Fiscal 2024 Fourth Quarter Segment Results

The Contractor Solutions segment revenue was $141.2 million, a $7.3 million or 5.4% increase from the prior year period, comprised of organic growth of $3.8 million (2.8% of the total 5.4% growth) driven by increased unit volumes, and inorganic growth from the newly acquired Dust Free business of $3.5 million. As compared to the prior year period, net revenue growth was driven by the HVAC/R, architecturally-specified building products, and general industrial end markets. Segment operating income improved to $37.6 million, compared to $35.8 million in the prior year period. The incremental profit resulted from revenue growth and the inclusion of recently acquired Dust Free and was partially offset by increased spending on employee compensation and a trademark impairment related to a prior acquisition. Segment operating income margin in the fiscal fourth quarter was 26.6%, compared to 26.7% in the prior year period. Segment EBITDA in the fiscal fourth quarter was $47.3 million, or 33.5% of revenue, compared to $42.7 million, or 31.9% of revenue in the prior year period.

The Specialized Reliability Solutions segment revenue was $41.6 million, a $3.1 million or 8.0% increase from the prior year period, primarily due to volume growth and pricing initiatives. Increased net revenue was driven by growth in the general industrial, mining, and energy end markets. Segment operating income improved to $6.7 million, as compared to $6.5 million in the prior year period, an increase of 3.3%. Segment operating income margin in the fiscal fourth quarter was 16.2%, compared to the prior year period of 16.9%. Segment EBITDA improved by 0.8% to $8.2 million in the fiscal fourth quarter, with an EBITDA margin of 19.8% as compared to 21.3% in the prior year period.

The Engineered Building Solutions segment revenue was $30.1 million, a 20.4% increase compared to $25.0 million in the prior year period, driven by commercial and pricing initiatives. Segment operating income was $5.7 million, or 18.9% of revenue, compared to the prior year period of $2.7 million, or 10.9% of revenue, due to improved project margins and expense diligence. Segment EBITDA and EBITDA margin also improved to $6.2 million and 20.5% in the fiscal fourth quarter, compared to $3.1 million and 12.4% in the prior year period.

Fiscal Full Year 2024 Consolidated Results

Consolidated revenue was $792.8 million, representing 4.6% growth over $757.9 million in the prior year, with all segments reporting organic growth. Of the $34.9 million total growth, $23.9 million (3.2% of the total 4.6% growth) resulted from organic growth attributable to unit volume increases and pricing initiatives, with the remaining $11.0 million contributed by the Cover Guard, AC Guard, Falcon, and Dust Free acquisitions.

GAAP consolidated gross profit in the current year was $350.7 million, representing $32.5 million or 10.2% growth from the $318.2 million of gross profit in the prior year, with growth in all three reporting segments. Incremental gross profit resulted predominantly from a reduction in ocean and domestic freight expense, pricing initiatives, increased unit volumes and the acquisitions of Cover Guard, AC Guard, Falcon and Dust Free. Gross profit margin as a percentage of sales expanded 230 bps to 44.2%.

Operating expenses in the current year were $191.6 million, compared to the prior year of $179.1 million. The additional operating expenses were primarily due to increased employee compensation, a trademark impairment, travel, and depreciation and amortization, as well as the inclusion of Dust Free expenses. Operating expenses as a percentage of revenue increased to 24.2%, compared to 23.6% in the prior year period.

In the current year, operating income was $159.1 million, compared to $139.1 million in the prior year. The incremental operating income resulted from the increased gross profit, partially offset by the increase in operating expenses. Operating income margin improved to 20.1% compared to the prior year's margin of 18.3%.

Other expense, net was $5.9 million, compared to the prior year period other income, net of less than $0.1 million. The current year expense was primarily due to the release of tax indemnification assets related to the TRUaire and Falcon acquisitions, partially offset by losses arising from transactions in currencies other than functional currencies and by a gain of $1.4M recognized from the sale of a property previously held for investment.

In the current year, net income attributable to CSWI improved to $101.6 million, or $109.1 million adjusted, an increase in adjusted net income of 13.2% from $96.4 million in the prior year. EPS increased to $6.52, or $7.01 adjusted, an increase in adjusted EPS of 12.9% from prior year EPS of $6.20.

Fiscal 2024 adjusted EBITDA increased 14.9% to $200.0 million from $174.1 million in the prior year. Adjusted EBITDA margin as percent of revenue expanded to 25.2%, compared to 23.0%, in the prior year.

Net cash provided by operating activities for the fiscal 2024 year improved significantly to $164.3 million, or 35.3% growth, compared to $121.5 million in the prior year, driven by working capital improvements and increased profit.

In line with our stated capital allocation strategy, during fiscal 2024, the Company invested in capital expenditures, acquisitions, dividends, and share repurchases. Capital expenditures during the current and prior fiscal years were $16.6 million and $14.0 million, respectively. Capital expenditures have been focused on capacity expansion, enterprise resource planning systems, new product introductions, safety enhancements, continuous improvement, and automation. During the fiscal year ended March 31, 2024, we invested $32.7 million in acquisitions compared to $58.3 million in the prior fiscal year. In fiscal year 2024, $27.4 million of the acquisition investment was related to the fourth quarter acquisition of Dust Free, an extensive line of patented products for residential and commercial indoor air quality and HVAC applications. In addition to Dust Free, we also closed two small product line acquisitions, totaling $2.4 million (excluding deferred payment), in the second fiscal quarter, for Guardian Drain Lock and Sure Grade Drain. The remaining portion of the acquisition investments made during fiscal 2024 was $2.9 million in deferred payments related to acquisitions made in fiscal 2023. Repurchases of shares under our share repurchase programs during the current and prior fiscal years were $10.5 million (53,133 shares) and $35.7 million (336,347 shares), respectively. Dividend payments of $11.8 million and $10.6 million were paid during the current and prior fiscal years, respectively.

As of March 31, 2024, $166.0 million was outstanding on the $500.0 million Revolving Credit Facility, resulting in borrowing capacity of $334.0 million. At the end of fiscal 2023, $253.0 million was outstanding on the Revolving Credit Facility. As of fiscal 2024 year end, CSWI reported a leverage ratio, in accordance with our credit facility, of 0.73x debt to EBITDA.

The Company’s effective tax rate for the current year was 27.0% on a GAAP basis, and 26.1% on an adjusted basis after excluding the previously disclosed release of tax indemnification assets related to the TRUaire and Falcon acquisitions and the related uncertain tax position accrual for Falcon.

Fiscal 2024 Full Year Segment Results

The Contractor Solutions segment revenue was $536.5 million, a $22.7 million or 4.4% increase from the prior year. Revenue growth was comprised of organic growth of $11.7 million (2.3% of total 4.4% growth) due to pricing initiatives and an increase in unit volumes, as well as inorganic growth of $11.0 million from the acquisitions of Cover Guard, AC Guard, Falcon, and Dust Free. As compared to the prior year period, net revenue growth was driven by growth in all end markets served. Segment operating income was $142.0 million, compared to the prior year of $126.2 million. The incremental profit resulted from a reduction in ocean and domestic freight expenses, solid revenue growth, and the inclusion of recent acquisitions of Cover Guard, AC Guard, Falcon, and Dust Free. This incremental profit was partially offset with increased expenses related to employee compensation as the segment continues to build the infrastructure to support growth, a trademark impairment, as well as the inclusion of Dust Free. Segment operating income margin in the current year expanded to 26.5%, compared to the prior year of 24.6%, as revenue growth outpaced the increased expenses discussed above. Segment adjusted EBITDA in the current year was $173.7 million, or 32.4% of revenue, compared to $153.2 million, or 29.8% of revenue in the prior year.

The Specialized Reliability Solutions segment revenue improved to $149.6 million, a $2.2 million or 1.5% increase from the prior year of $147.4 million, all of which was organic, due to pricing initiatives, with growth in the general industrial, mining, and energy end markets. In the current year, segment operating income improved to $22.3 million, or 14.9% of revenue, compared to the prior year of $20.2 million, or 13.7% of revenue. Improved segment operating income resulted primarily from revenue growth, expanded gross margins, and decreased operating expenses. Segment EBITDA and EBITDA margin improved to $28.2 million and 18.8% in the fiscal year, compared to $26.0 million and 17.6% in the prior year.

The Engineered Building Solutions segment revenue was $114.7 million, a $10.8 million or 10.4% increase from the prior year, primarily due to the continued conversion of strong project bookings into revenue and successful pricing initiatives. Segment operating income was $18.7 million, a 45.1% increase compared to the prior year of $12.9 million, due to increased net revenue, a positive impact from pricing initiatives, and a $1.2 million gain recognized from the sale of a property previously used in operations. Segment operating income margin in the current year expanded to 16.3%, compared to the prior year's margin of 12.4%. Segment EBITDA and EBITDA margin in the current year were $20.5 million and 17.9%, compared to $14.4 million and 13.9% in the prior year.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Thursday, June 6, 2024. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13746309. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)	Three Months Ended March 31, (Unaudited)		Year Ended March 31,
	2024	2023	2024	2023
Revenues, net	$210,859	$195,686	$792,840	$757,904
Cost of revenues	(117,221)	(110,341)	(442,095)	(439,690)
Gross profit	93,638	85,345	350,745	318,214
Selling, general and administrative expenses	(49,300)	(45,580)	(191,627)	(179,148)
Operating income	44,338	39,765	159,118	139,066
Interest expense, net	(2,643)	(4,107)	(12,723)	(13,197)
Other income (expense), net	273	570	(5,915)	42
Income before income taxes	41,969	36,229	140,480	125,911
Provision for income taxes	(9,973)	(9,105)	(37,941)	(29,337)
Net income	31,994	27,124	102,539	96,574
Income attributable to redeemable noncontrolling interest	(235)	(60)	(891)	(139)
Net income attributable to CSW Industrials, Inc.	$31,759	$27,063	$101,648	$96,435

Net income per share attributable to CSW Industrials, Inc.
Basic	$2.05	$1.75	$6.54	$6.22
Diluted	2.04	1.74	6.52	6.20

Weighted average number of shares outstanding:
Basic	15,523	15,475	15,533	15,509
Diluted	15,586	15,523	15,581	15,546

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,
(Amounts in thousands, except per share amounts)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$22,156	$18,455
Accounts receivable, net	142,665	122,753
Inventories, net	150,749	161,569
Prepaid expenses and other current assets	15,840	20,279
Total current assets	331,410	323,056
Property, plant and equipment, net	92,811	88,235
Goodwill	247,191	242,740
Intangible assets, net	318,819	318,903
Other assets	53,095	70,519
Total assets	$1,043,326	$1,043,453

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$48,387	$40,651
Accrued and other current liabilities	67,449	67,388
Total current liabilities	115,836	108,039
Long-term debt	166,000	253,000
Retirement benefits payable	1,114	1,158
Other long-term liabilities	125,298	137,117
Total liabilities	408,248	499,314
Commitments and contingencies (Note 17)
Redeemable noncontrolling interest	19,355	18,464
Equity:
Common shares, $0.01 par value	164	163
Additional paid-in capital	137,253	123,336
Treasury shares, at cost (952 and 902 shares, respectively)	(95,643)	(82,734)
Retained earnings	583,075	493,319
Accumulated other comprehensive loss	(9,126)	(8,409)
Total equity	615,723	525,675
Total liabilities and equity	$1,043,326	$1,043,453

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
(Amounts in thousands)	2024	2023
Cash flows from operating activities:
Net income	$102,539	$96,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,961	12,838
Amortization of intangible and other assets	23,688	22,716
Provision for inventory reserves	4,229	1,522
Provision for credit losses	814	2,013
Share-based and other executive compensation	11,537	9,751
Net gain on disposals of property, plant and equipment	(2,677)	104
Net pension benefit	67	150
Impairment of assets	1,600	156
Net deferred taxes	(2,497)	(6,011)
Changes in operating assets and liabilities:
Accounts receivable	(17,897)	1,105
Inventories	10,364	(11,422)
Prepaid expenses and other current assets	4,608	(1,282)
Other assets	1,146	458
Accounts payable and other current liabilities	12,293	(7,000)
Retirement benefits payable and other liabilities	557	(219)
Net cash provided by operating activities	164,332	121,453
Cash flows from investing activities:
Capital expenditures	(16,575)	(13,951)
Proceeds from sale of assets held for investment	1,665	—
Proceeds from sale of assets	2,185	120
Cash paid for acquisitions	(32,729)	(58,335)
Net cash used in investing activities	(45,454)	(72,166)
Cash flows from financing activities:
Borrowings on lines of credit	112,319	143,177
Repayments of lines of credit	(199,319)	(142,952)
Payments of deferred loan costs	—	(710)
Purchase of treasury shares	(15,268)	(39,072)
Proceeds from stock option activity	—	272
Proceeds from acquisition of redeemable noncontrolling interest shareholder	—	3,000
Dividends paid to shareholders	(11,805)	(10,555)
Net cash used in financing activities	(114,073)	(46,840)
Effect of exchange rate changes on cash and equivalents	(1,104)	(611)
Net change in cash and cash equivalents	3,701	1,836
Cash and cash equivalents, beginning of period	18,455	16,619
Cash and cash equivalents, end of period	$22,156	$18,455
Supplemental non-cash disclosure:
Cash paid during the year for interest	$12,254	$12,502
Cash paid during the year for income taxes	39,295	41,476

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW Industrials, Inc.
Reconciliation of Net Income Attributable to CSWI to Adjusted Net Income Attributable to CSWI
(unaudited)

	Three months ended March 31,		Year ended March 31,
(amounts in thousands, except per share data)	2024	2023	2024	2023

GAAP Net Income Attributable to CSWI	$31,760	$27,062	$101,648	$96,435

Adjusting items, net of tax
Reversal of tax indemnification receivable	—	—	7,500	—
Adjusting Net income attributable to CSWI	$31,760	$27,062	$109,148	$96,435

GAAP Net Income Attributable to CSW Industrials, Inc. per diluted common share	$2.04	$1.74	$6.52	$6.20

Adjusting Items, per dilutive common share:
Reversal of tax indemnification receivable	—	—	0.48	—
Adjusted Net income attributable to CSW Industrials, Inc. per dilutive common share	$2.04	$1.74	$7.01	$6.20

CSW Industrials, Inc.
Reconciliation of Net Income attributable to CSWI to Adjusted EBITDA
(unaudited)

(amounts in thousands)	Three months ended March 31,		Year ended March 31,
	2024	2023	2024	2023
GAAP Net Income attributable to CSWI	$31,760	$27,062	$101,648	$96,435
Plus: Income attributable to redeemable noncontrolling interest	235	60	891	139
GAAP Net Income	$31,995	$27,123	$102,539	$96,574

Adjusting Items:
Interest Expense	2,643	4,107	12,723	13,197
Income Tax Expense	9,973	9,105	37,942	29,338
Depreciation, amortization & impairment	11,196	9,053	38,289	34,958
EBITDA	$55,807	$49,388	$191,492	$174,067

EBITDA Adjustments:
Reversal of tax indemnification receivable	—	—	8,519	—
Adjusted EBITDA	$55,807	$49,388	$200,011	$174,067
Adjusted EBITDA % Revenue	26.5%	25.2%	25.2%	23.0%

CSW Industrials, Inc.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(amounts in thousands)	Three months ended March 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$141,226	$41,577	$30,081	$(2,024)	$210,859

Operating Income	$37,594	$6,732	$5,675	$(5,663)	$44,338
% Revenue	26.6%	16.2%	18.9%		21.0%

Adjusting Items:
Other income (expense)	559	(45)	(1)	(240)	273
Depreciation, amortization & impairment	9,114	1,562	478	42	11,196
Adjusted EBITDA	$47,267	$8,249	$6,152	$(5,861)	$55,807
% Revenue	33.5%	19.8%	20.5%		26.5%

(amounts in thousands)	Three months ended March 31, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$133,945	$38,487	$24,991	$(1,738)	$195,686

Operating Income	$35,788	$6,517	$2,716	$(5,257)	$39,765
% Revenue	26.7%	16.9%	10.9%		20.3%

Adjusting Items:
Other income (expense)	(167)	146	(42)	632	570
Depreciation & amortization	7,056	1,517	428	52	9,053
Adjusted EBITDA	$42,677	$8,181	$3,103	$(4,573)	$49,388
% Revenue	31.9%	21.3%	12.4%		25.2%

CSW Industrials, Inc.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(amounts in thousands)	Year ended March 31, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$536,494	$149,613	$114,741	$(8,008)	$792,840

Operating Income	$142,037	$22,266	$18,704	$(23,890)	$159,118
% Revenue	26.5%	14.9%	16.3%		20.1%

Adjusting Items:
Other income (expense)	(7,127)	(145)	1	1,355	(5,915)
Depreciation, amortization & impairment	30,232	6,074	1,810	174	38,289
Reversal of tax indemnification receivable	8,519	—	—	—	8,519
Adjusted EBITDA	$173,661	$28,195	$20,516	$(22,361)	$200,011
% Revenue	32.4%	18.8%	17.9%		25.2%

(amounts in thousands)	Year ended March 31, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$513,776	$147,446	$103,969	$(7,287)	$757,904

Operating Income	$126,204	$20,176	$12,889	$(20,202)	$139,066
% Revenue	24.6%	13.7%	12.4%		18.3%

Adjusting Items:
Other income (expense)	76	(228)	(231)	425	42
Depreciation & amortization	26,951	6,035	1,771	201	34,958
Adjusted EBITDA	$153,231	$25,983	$14,429	$(19,576)	$174,067
% Revenue	29.8%	17.6%	13.9%		23.0%

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING CASH FLOWS to FREE CASH FLOW
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$22,418	$37,381	$164,332	$121,453
Less: Capital Expenditures	(4,907)	(5,683)	(16,575)	(13,951)
Free Cash Flow	$17,511	$31,698	$147,757	$107,502
Free Cash Flow % Net Income	54.7%	116.9%	144.1%	111.3%